CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common stock, $0.0001 par value per share	—	—	—	—
Preferred stock, $0.0001 par value per share	—	—	—	—
Debt Securities	—	—	—	—
Warrants	—	—	—	—
Units(4)	—	—	—	—
Total	—	—	$100,000,000	$9,270.00

(1)	This registration statement covers the registration of such indeterminate number of (a) shares of common stock; (b) shares of preferred stock; (c) debt securities; (d) warrants to purchase shares of common stock, shares of preferred stock, debt securities and/or units; and (e) units to purchase two or more of the other securities described in this registration statement in any combination, which together shall have an aggregate initial offering price not to exceed $100,000,000. Any securities registered hereunder may be sold separately or as units with any other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock, shares of preferred stock, and warrants as may be issued upon the conversion of or exchange for preferred stock, the conversion of or exchange for debt securities, the exercise of warrants, or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of shares of common stock or preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price per security will be determined from time to time by the registrant in connection with, and at the time of, the issuance of the securities and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.

(4)	Each unit will be comprised of two or more of the other securities described in this registration statement in any combination, which may or may not be separable from one another.